Exhibit 10.01c


         FURTHER RESOLVED, THAT THE Supplementary Voluntary Deferral Plan be amended and restated as of July 1, 2001 (or such other earlier or later date that the appropriate officers and other employees of SCANA Services, Inc. determine to be appropriate for administrative purposes) by merging into it the Voluntary Deferral Plan and the Key Employee Retention Plan and renaming the combined plan to be the "SCANA Corporation Executive Deferral Compensation Plan".